Exhibit 99.2

[Press Release]

JPMorgan Chase to sell BrownCo to E*TRADE FINANCIAL

New York, September 29, 2005 – JPMorgan Chase & Co. announced today it has signed a definitive agreement to sell BrownCo, its online deep discount brokerage business, to E*TRADE FINANCIAL for a cash purchase price of $1.6 billion. JPMorgan Chase expects to recognize an after-tax gain of approximately $700 million. The sale is subject to normal regulatory approvals and is expected to close by year-end 2005.

Jes Staley, head of JPMorgan Asset & Wealth Management, said, “We are proud of the business the people of BrownCo have built. It has been a valuable and profitable asset for our firm. We have decided, however, that it is in the best long-term interests of our shareholders and BrownCo’s customers that we sell the unit to E*TRADE FINANCIAL, a recognized industry leader in online brokerage, and that our Asset & Wealth Management group focus on its core investment management and wealth advisory activities.”

“BrownCo is a premier brokerage asset and an ideal strategic fit for E*TRADE FINANCIAL, accelerating the build out of our business model in this fast-consolidating industry,” said Mitchell H. Caplan, Chief Executive Officer, E*TRADE FINANCIAL.

BrownCo has approximately 200,000 active accounts, 28,000 daily average revenue trades, $3 billion in margin accounts, $3.4 billion in customer credits and $29 billion in client assets. The business provides online deep discount brokerage services and focuses on the active trader segment of the market.

About JPMorgan Chase

JPMorgan Chase & Co. (NYSE: JPM) is a leading global financial services firm with assets of $1.2 trillion and operations in more than 50 countries. The firm is a leader in investment banking, financial services for consumers and businesses, financial transaction processing, asset and wealth management, and private equity. A component of the Dow Jones Industrial Average, JPMorgan Chase & Co. has its corporate headquarters in New York and its U.S. consumer and commercial banking headquarters in Chicago. Under the JPMorgan, Chase and Bank One brands, the firm serves millions of consumers in the United States and many of the world’s most prominent corporate, institutional and government clients. Information about the firm is available at www.jpmorganchase.com.

About E*TRADE FINANCIAL

The E*TRADE FINANCIAL family of companies provide financial services including trading, investing, banking and lending for retail and institutional customers. Securities products and services are offered by E*TRADE Securities LLC (Member NASD/SIPC). Bank and lending products and services are offered by E*TRADE Bank, a Federal savings bank, Member FDIC, or its subsidiaries.